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EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         NEW VISUAL ENTERTAINMENT, INC.

         Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, New Visual Entertainment, Inc., a Utah corporation (the "Corporation"), files these Articles of Amendment of the Articles of Incorporation.

         1. The name of the Corporation is NEW VISUAL ENTERTAINMENT, INC.

         2. The following amendment was adopted by the shareholders of the Corporation on June 27, 2001, pursuant to the requirements of the Utah Revised Business Corporation Act. Article I of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:

                                    ARTICLE I

                                 CORPORATE NAME

         The name of the corporation (hereinafter called "Corporation") is New Visual Corporation.

         3. The number of shares of common stock outstanding and entitled to vote upon such amendment was 24,853,291. The number of votes indisputably represented at the meeting was 23,313,411.

         4. The number of shares voted for the amendment set forth in paragraph 2 above was 23,259,347. The number of shares cast for the amendment was sufficient for approval of the amendment.

         5. The foregoing amendment does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

Dated: July 2, 2001
                                             NEW VISUAL ENTERTAINMENT, INC.


                                             By:      /s/ John Howell
                                                  ------------------------------
                                             Name:  John Howell
                                             Title: Executive Vice President